Exhibit 10.18

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

BETWEEN:

DAVIDsTEA INC., a Canadian corporation, represented herein by Pierre Michaud and Tom Folliard, duly authorised by the Corporation’s Board of Directors

(the “Corporation” or “DTI”);

- and -

SYLVAIN TOUTANT

(the “Executive”)

WHEREAS the Corporation entered into an Executive Employment Agreement (the “Prior Agreement” with the Executive on April 29, 2014;

WHEREAS the Corporation wishes to continue to employ the Executive on the terms and conditions set forth below;

WHEREAS the Executive wishes to continue to be so employed by the Corporation;

AND WHEREAS the Executive and the Corporation wish to amend and restate the Prior Agreement in its entirety to reflect the terms and conditions set forth herein as of March 30, 2015 (the “Amendment Date”).

NOW THEREFORE for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows;

ARTICLE 1
INTERPRETATION

1.1.                            Definitions.

For the purposes of this Agreement, the following definitions shall apply unless the context or subject matter is inconsistent therewith:

(a)                                 “Agreement” means this Amended and Restated Executive Employment Agreement, as amended, supplemented or modified by express written agreement of the parties from time to time;

(b)                                 “Base Salary” has the meaning set forth in Section 3.1;

(c)                                  “Basic Payments” means an amount equal to the aggregate of the Executive’s (i) earned but unpaid Base Salary, (ii) unpaid business expense reimbursement, (iii) amount payable for unused vacation days, and (iv) earned but unpaid performance bonus for the year preceding the year during which the termination of the Executive’s employment occurs;

(d)                                 “Board” means the board of directors of DTI, as constituted from time to time;

(e)                                  “Business Day” means any day other than a Saturday, Sunday or any other day on which principal commercial banks are not open for business in Montreal, Quebec;

(f)                                   “Change in Control” means the occurrence of any of the following events:

(i)                                     any person (within the meaning of Section 3(a)(9) of the Exchange Act)), including any group (within the meaning of Rule 13d-5(b) under the Exchange Act), excluding (a) the Corporation, (b) any subsidiary of the Corporation, (c) any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or of any subsidiary of the Corporation, together with all affiliates and associates (as such terms are used in Rule 12b-2 under the Exchange Act) of such person, directly or indirectly becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, or acquires control or direction directly or indirectly over, securities of the Corporation representing 50% or more of the total votes eligible to be voted for the election of directors or trustees (“Voting Power”) attached to the Corporation’s then outstanding securities;

(ii)                                  within any 12-month period (not including any period prior to the date the Plan was initially adopted), individuals who constitute the Board at the beginning of such period and any new director (other than a director designated by a person who has conducted or threatened a proxy contest, or has entered into an agreement with the Corporation to effect a transaction described in clause (i), (iii) or (iv) of this definition) whose election to the Board or nomination for election was approved by a majority of the directors then still in office who either (a) were directors at the beginning of the period or (b) whose election or nomination for election was previously so approved cease to constitute at least a majority of the Board or the board of directors of any successor to the Corporation;

(iii)                               the consummation of the merger, amalgamation, arrangement or consolidation of the Corporation with any other company; or

(iv)                              the complete liquidation of the Corporation or the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets;

(v)                                 provided, however, that notwithstanding clauses (i), (iii) or (iv) of this definition a Change in Control shall not be deemed to have occurred if immediately following the transaction described in clause (i), (iii) or (iv) of this definition: (A) the holders of voting securities of the Corporation that immediately prior to the consummation of such transaction represented more than 50% of the combined Voting Power including any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or of any subsidiary of the Corporation in existence prior to the transaction hold (x) securities of the entity resulting from such transaction (the “Surviving Entity”) that represent more than 50% of the combined Voting Power of the then outstanding securities of the Surviving Entity, or (y) if applicable, securities of the entity that directly or indirectly has beneficial ownership of 100% of the securities eligible to elect directors or trustees of the Surviving Entity (the “Parent Entity”) that represent more than 50% of the combined voting power of the then outstanding securities eligible to vote for the election of directors or trustees of the Parent Entity, and (B) no person (as defined in clause (i) of this definition), including any group (as defined in clause (i) of this definition), excluding any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or of any subsidiary of the Corporation in existence prior to the prior to the transaction, together with all affiliates and associates (as those terms are defined in clause (i) of this definition), is directly or indirectly the beneficial owner (as defined in clause (i) of this definition) of, or exercises control or direction directly or indirectly over, 50% or more of the voting power of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) (any such transaction which satisfies all of the criteria specified in clauses (A) and (B) above being referred to as a “Non-Qualifying Transaction” and, following the Non-Qualifying Transaction, references in this definition of “Change in Control” to the “Corporation” shall mean and refer to the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) and, if such entity is a company or a trust, references to the “Board” shall mean and refer to the board of directors or trustees, as applicable, of such entity).

(g)                                  “Good Reason” means (i) a material reduction of the Executive’s title, duties or responsibilities including reporting responsibilities without his express prior written consent, (ii) a material reduction in the Executive’s total compensation, (iii) any requirement by the Corporation that the Executive’s principal office be relocated to a location which is more than 100 kilometers from the Corporation’s current executive head office in Montreal, provided that the Executive has not consented by written agreement to such relocation, or (iv) any other state of fact, act, omission, breach or default, giving rise to a constructive dismissal under the laws of the Province of Quebec;

(h)                                 “Person” means an individual, partnership, unincorporated association, organization, syndicate, corporation, trustee, executor, administrator or other legal or personal representative.

ARTICLE 2
POSITION AND TERM

2.1.                            Term.

This Agreement will be effective as of the Amendment Date and will terminate as provided in Article 4.

2.2.                            Title and Position.

(a)                                 The Corporation shall continue to employ the Executive as its President & Chief Executive Officer. Further, for so long as the Executive is the President & Chief Executive Officer of the Corporation, subject to the requirements of applicable law (including, without limitation, any rules or regulations of any exchange on which the common stock of the Corporation is listed, if applicable), the Corporation agrees to propose to the shareholders of the Corporation at each annual meeting at which the class of directors of which the Executive is a part is subject to election or re-election, as applicable, the election or re-election, as applicable, of the Executive as a member of the Board and the Executive shall so serve if elected or re-elected; provided, however, that if the Executive’s employment with the Corporation terminates for any reason, Executive’s membership on the Board shall also terminate, unless otherwise agreed in writing by the Corporation and the Executive.

(b)                                 During the term of his employment with the Corporation, the Executive will also continue to serve as President & Chief Executive Officer of DAVIDsTEA (USA), Inc. (“DT USA”) and as a member of its board of directors and, at the request of the Board, as an officer or member of the board of directors of any subsidiary of the Corporation, in each case, without any additional compensation.

(c)                                  As President & Chief Executive Officer of each of the Corporation and DT USA, the Executive shall have the powers and authority and perform the duties and functions typically performed by the President & Chief Executive Officer of a business, reporting to, and subject always to the control and direction of, the Board.

2.3.                            Full and Faithful Service.

(a)                                 The Executive shall devote his full time and attention and his best efforts to the business and affairs of the Corporation and its subsidiaries, and will ensure that he is not at any time engaged in conduct which would constitute a conflict with the interests of the Corporation or any of its subsidiaries.

(b)                                 During his employment with the Corporation, except as contemplated in Subsections 2.2(b) and 2.3(c), the Executive shall not engage in any other employment or gainful occupation, undertake any other business, or be a director, officer or agent of any other company, firm or individual without the express prior written consent of the Board.

(c)                                  Notwithstanding the foregoing Section 2.3(b), the Executive may act as a director of, or render services to, charitable or community organizations as may be agreed between the Executive and the Board, to the extent such service is reasonable in time and provided that such activities do not interfere with Executive’s duties hereunder.

2.4.                            Place of Employment.

The Executive’s base for providing his services under this Agreement shall be Montreal, province of Quebec, unless both parties expressly agree otherwise in writing. Notwithstanding the foregoing, the Executive shall travel from time to time to such locations as may be necessary or desirable in connection with his duties hereunder, including DT USA’s principal business offices currently located in Boston, Massachusetts.

2.5.                            Work Permit.

If a work permit is required for the Executive to enter the territory of the USA for the purposes of discharging his duties as Chief Executive Officer of DT USA, such permit shall be obtained by the Executive, with the Corporation’s support. Pending obtainment of such permit, the Executive shall discharge these duties from his base in Montreal. If, for any reason, the issuance of such permit is either delayed or cannot be obtained, this will not constitute Cause for the Corporation to terminate this Agreement. The Executive has no reason to believe that he will be denied a work permit to enter the territory of the USA.

ARTICLE 3
COMPENSATION AND BENEFITS

3.1.                            Base Salary.

The annual base salary (the “Base Salary”) of the Executive shall be CAD$375,000. The Executive’s Base Salary shall be subject to annual adjustments at the discretion of the Board (or its human resources committee) based on market practices, the Executive’s individual performance and the performance of DTI and its subsidiaries and shall be such amount as is established by the Board (or its human resources committee) from time to time. The Executive’s Base Salary shall be payable by the Corporation to the Executive in arrears on a regular payroll basis.

3.2.                            Performance Bonus.

The Executive shall be eligible for an annual cash performance bonus with a target amount representing 75% of the Executive’s annual Base Salary. The annual cash performance bonus at target shall be payable to the Executive in the event that the Board (or its human resources committee) determines, in its sole discretion, that the performance milestones established by the Board (or its human resources committee) near the beginning of each fiscal year have been achieved for such year. The Executive’s annual cash performance bonus may exceed the target amount and be up to 150% of the Executive’s Base Salary in the event that the Board (or its human resources committee) determines, in its sole discretion, that the actual performance has significantly exceeded performance milestones determined by the Board (or its human resources committee). The Executive’s annual cash performance bonus for each year, if any, will be determined by the Board (or its human resources committee) following the Executive’s annual performance review.

3.3.                            Long Term Incentives

The Executive shall be eligible to participate in the Company’s Long Term Incentive Plan with an annual grant compensation value (not face value) target amount representing approximately 100% of his base salary up to a potential maximum of 150%. The Executive’s annual Long Term Incentive Grant for each year, if any, will be determined by the Board (or its human resources committee).

3.4.                            Vacation.

The Executive shall be entitled to four (4) weeks paid vacation. Given that the timing of vacations shall be determined with priority being given to the needs of the Corporation and its subsidiaries from time to time, accumulated vacation time and pay can be carried forward for up to twelve (12) months following the end of the year to which such vacation relate.

3.5.                            Expense Reimbursement.

The Corporation shall reimburse the Executive for all reasonable expenses incurred by the Executive in the performance of his duties under this Agreement.

3.6.                            Benefit Plans and D&O insurance coverage.

The Executive will be eligible to participate in the employee benefits and insurance programs generally made available to the Corporation’s full time employees, the whole in accordance with the terms and conditions set forth in the programs or plans that the Corporation may institute from time to time.

The Executive will be covered by the Corporation’s D&O insurance to cover his liability as director and/or officer of the Corporation and its subsidiaries.

3.7.                            No Other Benefits.

The Executive is not entitled to any other benefit or perquisite other than as specifically set out in this Agreement or as agreed to in writing by the Corporation.

ARTICLE 4
TERMINATION

4.1.                            Termination of Employment.

The Executive’s employment may be terminated by the Corporation at any time by written notice to the Executive, subject only to the severance entitlements provided in this Agreement.

4.2.                            Termination by the Corporation for Cause.

The Corporation may immediately terminate the employment of the Executive at any time for Cause by written notice to the Executive. Without limiting the foregoing, any one or more of the following events shall constitute “Cause”:

(a)                                 fraud, misappropriation, embezzlement or destruction of the Corporation’s property or other similar behaviour by the Executive;

(b)                                 violation by the Executive of applicable securities legislation or stock exchange rules, provided, however, that where such violation is of such a nature that it can be cured, such violation shall not constitute “Cause” if it is cured within 20 days of the Executive becoming aware of its occurrence;

(c)                                  any neglect of duty or misconduct of the Executive in discharging any of the Executive’s duties and responsibilities hereunder that is not cured within 20 days of the Executive becoming aware of its occurrence;

(d)                                 any conduct of the Executive which is prejudicial to the business of the Corporation or its subsidiaries;

(e)                                  any breach of Executive’s obligations under this Agreement or any breach of any of the Corporation’s or DT USA’s policies that is not cured within 20 days of written notification thereof to the Executive by the Corporation;

(f)                                   any failure of or refusal by the Executive to comply with the policies, rules and regulations of the Corporation or its subsidiaries that is not cured by the Executive within 20 days of written notification thereof to the Executive by the Corporation;

(g)                                  any breach of any statutory or civil law duty of loyalty to the Corporation or its subsidiaries;

(h)                                 conviction of a crime (other than traffic violations and minor misdemeanors) relating to the Executive’s employment or which could cause harm or damage to the Corporation’s or its subsidiaries’ public image, reputation or relations with the authorities;

(i)                                     inability of the Executive to perform his duties due to a legal impediment such as an injunction, restraining order or other type of judicial judgment, decree or order entered against the Executive; or

(j)                                    any act or omission of the Executive which would in law permit an employer to, without notice or payment in lieu of notice, terminate the employment of an employee.

If the Corporation terminates the employment of the Executive for Cause under this Section 4.2, neither the Corporation nor any of its subsidiaries shall be obligated to make any further payments under this Agreement except for the Basic Payments, which shall be paid to the Executive within thirty (30) days of the date of such termination of employment.

4.3.                            Termination by the Corporation Without Cause.

The Corporation may terminate the employment of the Executive at any time without Cause. In such event, subject to Section 4.9 and Section 7.8 below, the Corporation shall pay to the Executive, in addition to the Basic Payments, the following payments (the “Severance

Payments”) (a) eighteen months’ Base Salary, and (b) an amount determined by multiplying the Executive’s target annual cash performance bonus for the year in which the Executive’s employment is terminated, by a fraction, the numerator of which is the number of days in such year that the Executive was employed by the Corporation and the denominator of which is 365. The Basic Payments shall be paid within thirty (30) days following the date of such termination of employment, subject to Sections 4.9 and Section 7.8 below, the Severance Payments shall be paid in 18 equal and consecutive monthly installments over the 18-month period following such termination of employment. In addition, the Corporation shall provide for continued participation in the Corporation’s group insurance plans (other than disability insurance plans) for a period of 18 months following the termination of the Executive’s employment or until the Executive commences employment with another employer, if earlier (together with the Severance Payments, the “Severance”). The Severance paid or provided to the Executive hereunder shall be in lieu of any notice of such termination, and shall satisfy all of the Corporation’s obligations (except with respect to any outstanding equity awards then held by the Executive) arising from the termination of the Executive’s employment.

4.4.                            Termination by the Executive for Good Reason.

In the event that the Executive resigns from his employment with the Corporation in accordance with Section 4.6 within ninety (90) days following the occurrence of an event constituting Good Reason, subject to Section 4.9 and Section 7.8 below, the Corporation shall be required to pay or provide to the Executive, in addition to the Basic Payments, the Severance. The Basic Payments shall be paid within thirty (30) days following the date of such termination of employment and, subject to Sections 4.9 and Section 7.8 below, the Severance shall be paid or provided at the same times set forth in Section 4.3 above, which Severance shall satisfy all of the Corporation’s obligations (except with respect to any outstanding equity awards then held by the Executive) arising from the Executive’s resignation of employment.

4.5.                            No Further Entitlement upon Termination.

If the employment of the Executive is terminated under this Article 4, the Executive’s employment with the Corporation shall cease and neither the Corporation nor any of its subsidiaries shall be obligated to make any payments to the Executive, other than as expressly provided for in this Article 4.

4.6.                            Resignation by Executive.

The Executive shall give the Corporation thirty (30) days’ notice of the resignation of the Executive’s employment hereunder and, subject to the following sentence, the Executive’s employment shall terminate on the date specified in the notice. Upon receipt of the Executive’s notice of resignation, or at any time thereafter, the Corporation shall have the right to waive the notice period, in which event the Executive’s employment shall terminate on the date of such waiver or such other date within the notice period as may be specified by the Corporation. In the event of a waiver by the Corporation of all or any portion of the notice period, the Executive shall only be entitled to receive his salary for the portion of the notice period up to the date of termination specified in such waiver and a reasonable amount in lieu of the Executive’s benefits for that period, and the rest of the Basic Payments, which amounts shall be paid to the Executive within thirty (30) days of the date of such termination of employment.

4.7.                            Termination following a Change in Control.

In the event that the Executive’s employment is terminated by the Corporation without Cause in accordance with Section 4.3 or that the Executive resigns from his employment with the Corporation for Good Reason in accordance with Section 4.4 within ninety (90) days following the occurrence of an event constituting Good Reason, provided that, in either case, such termination occurs within the 18-month period following a Change in Control of the Corporation, the Executive shall be entitled to the Severance plus the product of 1.5 multiplied by the average annual cash performance bonus paid to the Executive for the two years immediately preceding the date of such termination of employment, except that, in lieu of installment payments provided for in Section 4.3 or 4.4, as applicable, the Severance Payments shall be paid in a single lump sum within seventy-five (75) days following the date of such termination of employment, which shall satisfy all of the Corporation’s obligations (except with respect to any outstanding equity awards then held by the Executive and group insurance coverage) arising from such termination of employment. In addition, all outstanding stock options and other equity awards then held by the Executive will become fully vested and exercisable or payable, as the case may be (provided that any such payment will be made no earlier than the date permitted under Section 409A), and otherwise shall remain subject to the terms and conditions thereof.

4.8.                            Effect of Termination or Resignation.

Upon termination of his employment for any reason whatsoever (including for greater certainty, the Executive’s resignation), the Executive shall thereupon be deemed to have immediately resigned any position the Executive may have as an officer, director or employee of the Corporation together with any other office, position or directorship which the Executive may hold, with any of the Corporation’s subsidiaries, including for greater certainty DT USA. In such event, the Executive shall, at the request of the Corporation, forthwith execute any and all documents appropriate to evidence such resignations. The Executive shall not be entitled to any payments in respect of such resignations in addition to those provided for herein.

4.9.                            Release and Restrictive Covenants.

(a)                                 Any obligation of the Corporation to provide the Executive the Severance or other benefits, including accelerated vesting of stock options and other equity awards, (for the avoidance of doubt, other than the Basic Payments), is conditioned (i) on the Executive signing and his continued compliance with the Restrictive Covenant Agreement (as defined below) in accordance with Article 5 below, (ii) on the Executive signing a release of claims in favor of the Corporation, its subsidiaries, their shareholders and their directors and officers in a form satisfactory to the Corporation (the “Release”) following the termination of the Executive’s employment within a period of time not to exceed 45 days from the date of such termination of employment, and (iii) on the Executive not revoking the Release within the revocation period provided therein following the Executive’s execution of the Release. Except as otherwise provided in Section 7.8 of this Agreement, any payments to be made in installments pursuant to the terms of this Agreement shall be payable in accordance with the normal payroll practices of the Corporation, with the first such payment (which shall be retroactive to the day immediately following the date of the Executive’s termination of employment) due and payable as soon as administratively practicable following the date the Release becomes effective, but not later than the date that is 60 days following the date the Executive’s employment terminates. Notwithstanding the foregoing, if the date the Executive’s employment terminates occurs in one taxable year and the date that is 60 days following such termination date occurs in a second taxable year, to the extent required by Section 409A, such first payment shall not be made prior to the first day of the second taxable year. For the avoidance of doubt, if the Executive does not execute a Release within the period specified in this Section 4.9, or if the Executive revokes the executed Release within the time period permitted by law, the Executive will not be entitled to any Severance or other benefits (including the accelerated vesting of stock options or other equity awards) set forth in this Article 4 (other than the Basic Payments), any stock options and other equity awards that vested on account of such termination as provided for in this Agreement shall be cancelled with no consideration due to the Executive, and neither the Corporation nor any of its subsidiaries will have any further obligations to the Executive under this Agreement or otherwise.

(b)                                 The parties agree that the provisions of Sections 4.3, 4.4 and 4.7 are fair and reasonable and that the amounts payable by the Corporation to the Executive pursuant to Sections 4.3, 4.4, and 4.7 are reasonable estimates of the damages which will be suffered by the Executive in the event of the termination of his employment in the circumstances described therein and shall not be construed as a penalty. The Executive acknowledges and agrees that the payments pursuant to this Article 4 shall be in full satisfaction of all terms of termination of his employment. Except as otherwise provided in this Article 4, the Executive shall not be entitled to any further termination payments, notice, pay in lieu of notice, severance pay, damages or any compensation whatsoever.

4.10.       Return of Property.

Upon the termination of his employment with the Corporation, the Executive shall promptly deliver or cause to be delivered to the Corporation all books, documents (including all copies), money, securities or other property of the Corporation or its subsidiaries which are in the possession, charge, control or custody of the Executive.

4.11.       Additional Obligations following Termination of Employment.

The Executive and the Corporation ( and/or its subsidiaries) shall, mutually, following the termination of the Executive’s employment for any reason whatsoever, upon reasonable notice, and subject to the payment of reasonable expenses, furnish such information and proper assistance to one another as may be reasonably required in connection with any litigation in which the Executive or the Corporation (and/or its subsidiaries) may be or become a party to, other than litigation between the Executive and Corporation and/or its subsidiaries, and litigation involving the Executive in matters entirely independent from Corporation’s (and/or its subsidiaries’) affairs.

The Executive and the Corporation (and/or its subsidiaries) mutually agree not to disparage or communicate in negative terms, whether verbally or in writing, about one another, their business, shareholders, management, officers, directors and employees. The Executive and the Corporation (and/or its subsidiaries) also agree not to act in any manner which could be harmful to one another, their reputation or goodwill.

ARTICLE 5
RESTRICTIVE COVENANTS

5.1.         Restrictive Covenants.

It shall be a condition to the Executive’s receipt of any Severance and the acceleration of vesting of stock options and other equity awards hereunder that the Executive execute and comply with the terms of an agreement in the form satisfactory to the Corporation, pursuant to which the Executive (a) shall not disclose confidential information of the Corporation, (b) shall not disparage the Corporation (Corporation’s non-disparagement covenant: “The Company shall direct its current directors and officers not to make disparaging remarks about the Executive to third parties.”), and (c) for a period of 18 months following the Executive’s termination of employment, shall not (i) solicit the employees, customers, and suppliers of the Corporation and (ii) engage in activity competitive with the business of the Corporation, it being understood that the business of the Corporation is the tea beverage specialty retail business in North America (such agreement the “Restrictive Covenant Agreement”).

ARTICLE 6
REPRESENTATIONS AND WARRANTIES

6.1.         Representations and Warranties.

The Executive has disclosed to the Corporation the GMCR restrictions. The Executive hereby represents and warrants to the Corporation that he is not subject to any confidentiality, non-competition agreement or any other similar type of restriction that may affect his ability to devote full time and attention to his work at the Corporation. The Executive further represents and warrants that he has not used and will not use or disclose any trade secret or other proprietary right of any previous employer or any other party. In addition, the Executive represents that the Corporation does not owe him unpaid wages or compensation or any kind for services performed prior to the date of this Agreement.

The Executive shall defend, indemnify and hold the Corporation and its subsidiaries harmless from any liability, expense or claim (including solicitors’ fees incurred in respect thereof) by any Person in any way arising out of, relating to, or in connection with any incorrectness or breach of the representations and warranties in this Section 6.1.

ARTICLE 7
GENERAL CONTRACT PROVISIONS

7.1.                            Privacy.

The Executive acknowledges and agrees that the Corporation has the right to collect, use and disclose his personal information for purposes relating to his employment with the Corporation, including:

(a)                                 ensuring that he is paid for his services to the Corporation and its subsidiaries;

(b)                                 administering any benefits to which he is or may become entitled to, including bonuses, medical, dental, disability and life insurance benefits, pension, group RRSP and/or stock options and other equity awards. This shall include the disclosure of his personal information to any insurance company and/or broker or to any entity that manages or administers the Corporation’s benefits on behalf of the Corporation; and

(c)                                  compliance with any regulatory reporting and withholding requirements relating to his employment.

7.2.                            Governing Law.

This Agreement and the agreements contemplated herein shall be construed and interpreted in accordance with the laws of the Province of Quebec. Any dispute concerning the terms of this Agreement and/or the employment relationship between the Corporation and the Executive, including the termination of that relationship, shall be finally resolved by a single arbitrator. Such arbitration including the selection and arbitration procedures shall be governed by the rules of the Civil Code of Québec and the Civil Code of Procedure of Quebec then in effect. Unless otherwise agreed to in writing, such arbitration shall he held in the district of Montreal and shall be the exclusive means of resolving any disputes between the parties. The decision of the arbitrator shall be final and binding upon the parties. Save and except for cases of abuse of process, disproportionality, bad faith, and the like, the costs of any such arbitration shall be divided and adjudicated equally between the Executive and the Corporation.

7.3.                            Entire Agreement.

This Agreement, together with the Restrictive Covenant Agreement and the Release, constitutes the entire agreement between the parties with respect to the matter herein and supersedes all prior agreements relating to the subject matter hereof, including, but not limited to, the Prior Agreement. The Corporation and the Executive agree that references in the Executive’s Equity Participation Agreement, dated as of June 2, 2014, to the Prior Agreement shall refer to this Agreement. The execution of this Agreement has not been induced by, nor do any of the parties rely upon or regard as material, any representations, promises, agreements or statements whatsoever not incorporated herein and made a part hereof. This Agreement shall not be amended, altered or qualified except by a memorandum in writing signed by the parties.

7.4.                            Severability.

Wherever possible, each provision of this Agreement and each related document shall be interpreted in such manner as to be effective and valid under applicable law, but if any word, phrase, clause, sentence, article or paragraph contained in this Agreement is deemed unenforceable by any court of competent jurisdiction, such word, phrase, clause, sentence, article or paragraph shall be severed from this Agreement and the remaining words, phrases, clauses, sentences, articles and paragraphs of this Agreement shall remain in full force and effect.

7.5.                            Notice.

Any notice required to be given hereunder shall be deemed to have been properly given if delivered personally, by a nationally recognized courier service, or sent by prepaid registered mail or sent via facsimile transmissions as follows:

To the Executive:	1177 Place Henri Gauthier
Montreal, Quebec
H2M 251

To the Corporation:	5430 Ferrier
Mount-Royal, Quebec H4P 1M2
Fax: ((514) 739-0200]

Attention: Chairman of the Board

If delivered personally or by courier service, the notice shall be deemed to have been received on the date of delivery; if sent by registered mail, the notice shall be deemed to have been received on the fourth day of uninterrupted postal service following the date of mailing; or if sent by facsimile, the notice shall be deemed to have been received on the date of transmission, unless, in any such case, such day is not a Business Day, in which case the notice shall be deemed to have been received on the next following Business Day. Either party may change its address for notice at any time, by giving notice to the other party pursuant to this Section 7.5.

7.6.                            Successors.

The Executive’s rights under this Agreement, including his rights to the sums and amounts noted in sections 3.1, 3.2, 3.3, 3.4, 3.5, 4.3, 4.4 and 4.7, shall fully inure to his heirs, successors, and legal representatives.

This Agreement may not be assigned by the Executive. This Agreement and the rights and obligations hereunder may, without the further express consent of the Executive, be assigned by the Corporation to any entity which succeeds to all or substantially all of the business, assets or property of the Corporation.

7.7.                            Taxes.

The Executive acknowledges and agrees that all payments, perquisites or benefits under this Agreement shall be subject to withholding of such amounts, if any, relating to tax or other payroll deductions as the Corporation may reasonably determine that it should withhold pursuant

IN WITNESS WHEREOF the parties have duly executed this Agreement.

SIGNED BY:

/s/ Sylvain Toutant
SYLVAIN TOUTANT		Date: March 30th, 2015

Signed in the presence of:

/s/ Witness
Witness		Date: March 30th, 2015

DAVIDsTEA, Inc.

By:	/s/ Pierre Michaud
Pierre Michaud

	Chair, Board of Directors	Date: March 30th, 2015

By:	/s/ Tom Polliard
	Tom Polliard	Date: March 30th, 2015

Chair, Human Resources and Compensation Committee